Exhibit 99.1

Contact:
Eric Norris	980.299.5518

Albemarle continues double digit growth in first quarter on strong lithium results

CHARLOTTE, NC - May 9, 2018 –

First quarter 2018 highlights:

•	First quarter net sales were $821.6 million, an increase of 14% over the prior year; earnings were $131.8 million, or $1.18 per diluted share, an increase of 162% over the prior year

•	First quarter adjusted EBITDA was $248.7 million, an increase of 18% over the prior year; adjusted diluted earnings per share of $1.30, an increase of 24% over the prior year

•	Received approval from CORFO to increase lithium production quota in Chile to as much as 145,000 metric tons of lithium carbonate equivalent annually through 2043

•	Closed the sale of the polyolefin catalysts and components portion of the PCS business to W.R. Grace & Co. for net cash proceeds of approximately $416 million on April 3, 2018

	Three Months Ended
	March 31,
In thousands, except per share amounts	2018	2017
Net sales	$821,629	$722,063
Net income attributable to Albemarle Corporation	$131,760	$51,213
Adjusted EBITDA	$248,718	$211,376
Diluted earnings per share	$1.18	$0.45
Non-operating pension and OPEB items(a)	(0.02)	(0.01)
Non-recurring and other unusual items(a)	0.14	0.61
Adjusted diluted earnings per share(b)	$1.30	$1.05

See accompanying notes (a) through (b) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported first quarter 2018 net sales of $821.6 million, earnings of $131.8 million and adjusted EBITDA of $248.7 million.

"I am pleased with our start to 2018," said Luke Kissam, Albemarle’s Chairman, President and CEO. "Albemarle grew adjusted EBITDA by 18% and adjusted diluted EPS by 24% compared to the first quarter of 2017. Our lithium capital projects remain on schedule, and, other than some increased raw material costs, the general market dynamics in our business remain positive."

Outlook

With a strong start to 2018, we confirm our guidance, with an increase to our adjusted EPS outlook, as follows:

	2018 Outlook	vs Full Year 2017
Net sales	$3.2 - $3.4 billion	4% - 11%
Adjusted EBITDA	$955 - $1,005 million	8% - 14%
Adjusted EPS (per diluted share)	$5.10 - $5.40	11% - 18%

Results

First quarter 2018 earnings were $131.8 million, or $1.18 per diluted share, compared to $51.2 million, or $0.45 per diluted share in the first quarter 2017. The increase in 2018 was primarily driven by earnings growth of our Lithium segment and a loss on early extinguishment of debt of $0.34 per diluted share recorded in 2017. First quarter 2018 adjusted EBITDA increased by $37.3 million, or 17.7%, compared to the prior year. First quarter 2018 adjusted net income was $145.2 million, or $1.30 per diluted share, compared to $119.0 million, or $1.05 per diluted share, for first quarter 2017, an increase of 24%. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $821.6 million in first quarter 2018, up 13.8% from net sales of $722.1 million in the first quarter of 2017, driven by the favorable impact of higher sales volumes primarily in our Lithium segment and favorable price and currency exchange impacts across all three segments.

On April 3, 2018, we closed the sale of the polyolefin catalysts and components portion of the PCS business to W.R. Grace & Co. for net cash proceeds of approximately $416 million. The transaction includes Albemarle’s Product Development Center located in Baton Rouge, Louisiana, and operations at the Yeosu, South Korea site. The transaction does not include the organometallics or curatives portion of the PCS business. As the sale closed in the second quarter of 2018, the assets and liabilities of this business are included in Assets held for sale and Liabilities held for sale, respectively, in the consolidated balance sheets as of March 31, 2018 and December 31, 2017.

Quarterly Segment Results

During the first quarter of 2018, the PCS product category merged with the Refining Solutions reportable segment to form a global business focused on catalysts. As a result, our three reportable segments include: (1) Lithium; (2) Bromine Specialties; and (3) Catalysts. For comparison purposes, prior year periods have been reclassified to conform to the current presentation.

Lithium reported net sales of $298.0 million in the first quarter of 2018, an increase of 37.8% from first quarter 2017 net sales of $216.2 million. The $81.8 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts, increased sales volumes and $10.8 million of favorable currency exchange impacts. Adjusted EBITDA for Lithium was $131.0 million, an increase of 31.2% from first quarter 2017 results of $99.9 million. The $31.2 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts, increased sales volumes and $1.4 million of favorable currency exchange impacts, partially offset by higher costs.

Bromine Specialties reported net sales of $225.6 million in the first quarter of 2018, an increase of 2.9% from first quarter 2017 net sales of $219.2 million. The $6.4 million increase in net sales as compared to the prior year was primarily due to favorable pricing impacts and $4.3 million of favorable currency exchange impacts, partially offset by lower sales volumes. Adjusted EBITDA for Bromine Specialties was $70.0 million, an increase of 2.2% from first quarter 2017 results of $68.5 million. The $1.5 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts and $3.8 million of favorable currency exchange impacts, partially offset by lower sales volumes and higher freight costs.

Catalysts reported net sales of $260.7 million in the first quarter of 2018, an increase of 2.8% from net sales of $253.6 million in the first quarter of 2017. The $7.2 million increase in net sales as compared to the prior year was primarily due to favorable pricing impacts and $4.7 million of favorable currency exchange impacts more than offsetting lower sales volumes. Adjusted EBITDA for Catalysts was $67.8 million in the first quarter of 2018, a decrease of 2.8% from first quarter 2017 results of $69.7 million. The $1.9 million decrease in adjusted EBITDA as compared to the prior year was primarily due to higher material costs and $0.8 million of unfavorable currency exchange impacts, partially offset by favorable pricing impacts.

All Other net sales were $37.2 million in the first quarter of 2018, an increase of 14.6% from net sales of $32.4 million in the first quarter of 2017. The $4.7 million increase in net sales as compared to the prior year was primarily due to higher sales volumes in our fine chemistry services business. All Other adjusted EBITDA was $3.9 million in the first quarter of 2018, a decrease of 25.1% from first quarter 2017 results of $5.2 million. The $1.3 million decrease in adjusted EBITDA as compared to the prior year was primarily due to slightly higher costs in our fine chemistry services business.

Corporate Results

Corporate adjusted EBITDA was a charge of $24.0 million in the first quarter of 2018 compared to a charge of $31.9 million in the first quarter of 2017. The increase in Corporate adjusted EBITDA was primarily due to lower selling, general and administrative spend and $1.7 million of favorable currency exchange impacts.

Income Taxes

In December 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, requiring companies, among other things, to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and reducing the U.S. federal corporate income tax rate from 35% to 21%. The SEC staff issued SAB 118, which will allow us to record provisional amounts during a measurement period, which should not extend beyond one year from the enactment date. In the first quarter of 2018, we recorded a discrete tax benefit of $2.8 million to adjust amounts previously recorded for the one-time transition tax and a discrete tax benefit of $3.7 million for other adjustments.

Our effective income tax rates for the first quarter of 2018 and 2017 of 14.7% and 22.4%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). The decrease in the effective tax rate in the first quarter of 2018 compared to 2017 was impacted by a variety of factors, primarily stemming from discrete tax benefits recorded in the first quarter of 2018 related to adjustments recorded for the TCJA as noted above and excess tax benefits realized from stock-based compensation arrangements. Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 23.1% and 22.4% for the first quarter of 2018 and 2017, respectively, and continue to be influenced by the level and geographic mix of income.

Cash Flow

Our cash from operations was approximately $121.6 million for the three months ended March 31, 2018, an increase of $39.0 million versus the same period in 2017, primarily due to increased earnings in our Lithium segment and increased dividends received from unconsolidated investments. We had $692.2 million in cash and cash equivalents at March 31, 2018, as compared to $1.14 billion at December 31, 2017. During the first three months of 2018, cash on hand and cash provided by operations funded $382.8 million of commercial paper note repayments, net of borrowings, $131.8 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $35.4 million.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2018 will be discussed on a conference call at 9:00 AM Eastern time on May 10, 2018. The call can be accessed by dialing 888-268-4181 (International Dial-In # 617-597-5486), and entering conference ID 86509150. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,000 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$821,629	$722,063
Cost of goods sold	516,650	467,107
Gross profit	304,979	254,956
Selling, general and administrative expenses	101,370	108,928
Research and development expenses	20,986	24,323
Operating profit	182,623	121,705
Interest and financing expenses	(13,538)	(68,513)
Other (expenses) income, net	(30,476)	265
Income before income taxes and equity in net income of unconsolidated investments	138,609	53,457
Income tax expense	20,361	11,971
Income before equity in net income of unconsolidated investments	118,248	41,486
Equity in net income of unconsolidated investments (net of tax)	20,677	21,171
Net income	138,925	62,657
Net income attributable to noncontrolling interests	(7,165)	(11,444)
Net income attributable to Albemarle Corporation	$131,760	$51,213
Basic earnings per share	$1.19	$0.46
Diluted earnings per share	$1.18	$0.45

Weighted-average common shares outstanding – basic	110,681	111,986
Weighted-average common shares outstanding – diluted	111,867	113,289

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$692,188	$1,137,303
Other current assets	1,430,708	1,301,108
Assets held for sale	35,829	39,152
Total current assets	2,158,725	2,477,563
Property, plant and equipment	4,247,345	4,124,335
Less accumulated depreciation and amortization	1,678,139	1,631,025
Net property, plant and equipment	2,569,206	2,493,310
Noncurrent assets held for sale	151,743	139,813
Other assets and intangibles	2,676,666	2,640,086
Total assets	$7,556,340	$7,750,772
LIABILITIES AND EQUITY
Current portion of long-term debt	$39,216	$422,012
Other current liabilities	827,471	776,975
Liabilities held for sale	2,173	1,938
Total current liabilities	868,860	1,200,925
Long-term debt	1,436,852	1,415,360
Noncurrent liabilities held for sale	682	614
Other noncurrent liabilities	937,401	945,788
Deferred income taxes	369,115	370,389
Albemarle Corporation shareholders’ equity	3,800,310	3,674,549
Noncontrolling interests	143,120	143,147
Total liabilities and equity	$7,556,340	$7,750,772

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash and cash equivalents at beginning of year	$1,137,303	$2,269,756
Cash and cash equivalents at end of period	$692,188	$1,254,536
Sources of cash and cash equivalents:
Net income	$138,925	$62,657
Other borrowings, net	—	66,384
Dividends received from unconsolidated investments and nonmarketable securities	25,462	2,551
Proceeds from exercise of stock options	646	2,170
Uses of cash and cash equivalents:
Working capital changes	(95,050)	(63,325)
Capital expenditures	(131,815)	(54,143)
Acquisitions, net of cash acquired	—	(27,742)
Repayments of long-term debt	—	(751,209)
Repurchases of common stock	—	(250,000)
Repayments of other borrowings, net	(381,159)	—
Pension and postretirement contributions	(3,548)	(2,891)
Dividends paid to shareholders	(35,382)	(34,330)
Fees related to early extinguishment of debt	—	(46,959)
Dividends paid to noncontrolling interests	(7,378)	—
Non-cash and other items:
Depreciation and amortization	50,330	45,070
Gain on acquisition	—	(7,433)
Pension and postretirement benefit	(890)	(26)
Loss on early extinguishment of debt	—	52,801
Deferred income taxes	29,067	1,363
Equity in net income of unconsolidated investments (net of tax)	(20,677)	(21,171)

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	See Non-GAAP Reconciliations for a description of the Non-operating pension and OPEB items and Non-recurring and other unusual items.

(b)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also posted in the Investors section of our website at www.albemarle.com. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net sales:
Lithium	$298,032	$216,229
Bromine Specialties	225,639	219,191
Catalysts	260,717	253,558
All Other	37,165	32,419
Corporate	76	666
Total net sales	$821,629	$722,063

Adjusted EBITDA:
Lithium	$131,014	$99,852
Bromine Specialties	69,969	68,488
Catalysts	67,830	69,749
All Other	3,862	5,156
Corporate	(23,957)	(31,869)
Total adjusted EBITDA	$248,718	$211,376

See accompanying non-GAAP reconciliations below.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
In thousands, except percentages and per share amounts	2018	2017
Net income attributable to Albemarle Corporation	$131,760	$51,213
Add back:
Non-operating pension and OPEB items (net of tax)	(1,866)	(810)
Non-recurring and other unusual items (net of tax)	15,319	68,605
Adjusted net income attributable to Albemarle Corporation	$145,213	$119,008

Adjusted diluted earnings per share	$1.30	$1.05

Weighted-average common shares outstanding – diluted	111,867	113,289

Net income attributable to Albemarle Corporation	$131,760	$51,213
Add back:
Interest and financing expenses	13,538	68,513
Income tax expense	20,361	11,971
Depreciation and amortization	50,330	45,070
EBITDA	215,989	176,767
Non-operating pension and OPEB items	(2,197)	(1,063)
Non-recurring and other unusual items (excluding items associated with interest expense)	34,926	35,672
Adjusted EBITDA	$248,718	$211,376

Net sales	$821,629	$722,063
EBITDA margin	26.3%	24.5%
Adjusted EBITDA margin	30.3%	29.3%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended March 31, 2018:
Net income (loss) attributable to Albemarle Corporation	$108,334	$59,536	$55,660	$223,530	$1,760	$(93,530)	$131,760	16.0%
Depreciation and amortization	24,065	10,433	12,170	46,668	2,102	1,560	50,330	6.1%
Non-recurring and other unusual items	(1,385)	—	—	(1,385)	—	36,311	34,926	4.3%
Interest and financing expenses	—	—	—	—	—	13,538	13,538	1.7%
Income tax expense	—	—	—	—	—	20,361	20,361	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	(2,197)	(2,197)	(0.3)%
Adjusted EBITDA	$131,014	$69,969	$67,830	$268,813	$3,862	$(23,957)	$248,718	30.3%

Three months ended March 31, 2017:
Net income (loss) attributable to Albemarle Corporation	$77,614	$58,694	$56,966	$193,274	$3,246	$(145,307)	$51,213	7.1%
Depreciation and amortization	19,065	9,794	12,783	41,642	1,910	1,518	45,070	6.2%
Non-recurring and other unusual items (excluding items associated with interest expense)	3,173	—	—	3,173	—	32,499	35,672	4.9%
Interest and financing expenses	—	—	—	—	—	68,513	68,513	9.5%
Income tax expense	—	—	—	—	—	11,971	11,971	1.7%
Non-operating pension and OPEB items	—	—	—	—	—	(1,063)	(1,063)	(0.1)%
Adjusted EBITDA	$99,852	$68,488	$69,749	$238,089	$5,156	$(31,869)	$211,376	29.3%

Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2018	2017
Interest cost	$8,569	$8,873
Expected return on assets	(10,766)	(9,936)
Total	$(2,197)	$(1,063)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2018	2017
Utilization of inventory markup(1)	$—	$0.08
Restructuring and other, net(2)	—	0.09
Acquisition and integration related costs(3)	0.02	0.11
Legal accrual(4)	0.12	—
Gain on acquisition(5)	—	(0.05)
Loss on extinguishment of debt(6)	—	0.34
Other(7)	0.11	0.03
Discrete tax items(8)	(0.11)	0.01
Total non-recurring and other unusual items	$0.14	$0.61

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.1 million. The inventory markup was expensed over the estimated remaining selling period. For the three months ended March 31, 2017, $10.6 million ($8.6 million after income taxes, or $0.08 per share), respectively, was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
The three months ended March 31, 2017 included restructuring costs at several locations, primarily at our Lithium site in Germany. These restructuring costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

Three Months Ended
March 31, 2017
Restructuring and other costs:
Cost of goods sold	$2.9
Selling, general and administrative expenses	4.2
Research and development expenses	5.8
Total	$12.9
Total restructuring and other costs, after income taxes	$10.2
Total restructuring and other costs, per diluted share	$0.09

(3)
Acquisition and integration related costs for the three months ended March 31, 2018 and 2017 related to various significant projects, including the acquisition of Jiangli New Materials. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2018	2017
Acquisition and integration related costs:
Cost of goods sold	$1.0	$8.9
Selling, general and administrative expenses	1.2	5.4
Total	$2.2	$14.3
Total acquisition and integration related costs, after income taxes	$1.9	$12.8
Total acquisition and integration related costs, per diluted share	$0.02	$0.11

(4)
Included in Other (expenses) income, net, for the three months ended March 31, 2018 is a $17.6 million ($13.6 million after income taxes, or $0.12 per share) legal accrual relating to a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. Albemarle has filed post trial motions to set aside the verdict.

(5)
Included in Other (expenses) income, net, for the three months ended March 31, 2017 is $7.4 million ($6.0 million after income taxes, or $0.05 per share) relating to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. The gain was calculated based on the difference between the purchase price and the book value of the investment.

(6)
Included in Interest and financing expenses for the three months ended March 31, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(7)	Other adjustments for the three months ended March 31, 2018 included amounts recorded in:

•	Cost of goods sold - $1.1 million related to the write-off of fixed assets in our JBC joint venture.

•	Selling, general and administrative expenses - $1.4 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year.

•
Other (expenses) income, net - $15.6 million related to environmental charges related to a site formerly owned by Albemarle, partially offset by a net gain of $0.2 million related to the reversal of previously recorded expenses of disposed businesses.

After income taxes, these charges totaled $11.9 million, or $0.11 per share.

Other (expenses) income, net, for the three months ended March 31, 2017 included $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle and a loss of $2.1 million associated with the previous disposal of a business. After income taxes, these charges totaled $4.0 million, or $0.03 per share.

(8)
Included in Income tax expense for the three months ended March 31, 2018 are discrete net tax benefits of $12.1 million, or $0.11 per share, primarily related to discrete tax benefits of $6.5 million for adjustments related to the accounting for the TCJA and a benefit of $6.6 million from excess tax benefits realized from stock-based compensation arrangements. Included in Income tax expense for the three months ended March 31, 2017 are discrete net tax expenses of $0.9 million, or $0.01 per share, primarily related to a loss from prior year true up of $5.1 million, partially offset by a $4.1 million benefit from excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2018:
As reported	$138,609	$20,361	14.7%
Non-recurring, other unusual and non-operating pension and OPEB items	32,729	19,276
As adjusted	$171,338	$39,637	23.1%

Three months ended March 31, 2017:
As reported	$53,457	$11,971	22.4%
Non-recurring, other unusual and non-operating pension and OPEB items	87,410	19,615
As adjusted	$140,867	$31,586	22.4%